                                DISTRIBUTOR AGREEMENT


    THIS AGREEMENT, made and entered into this 4th day of January, 1993, by and between ACTIVE ANKLE SYSTEMS, INC. ("Manufacturer"), and THE VOLLEYBALL CONNECTION, INC., a Kentucky Corporation ("Distributor"),

    WITNESSETH:

    In consideration of these presents and the mutual promises set out herein, the parties hereto agree as follows:

    1. RECITALS. Manufacturer is engaged in the manufacture of ankle braces further identified as set forth on Exhibit A attached hereto and made a part hereof (such products, together with any improvements hereafter made thereto by Manufacturer, called the "Product") and owns those patents, patent applications, and trademark, trade name, logo and copyright registrations and applications for registration, if any, listed on Exhibit B attached hereto (such existing applications and registrations, together with any other trademarks, tradenames, logos and copyrights used with respect to the product, called the "Proprietary Rights"). Distributor is engaged in the marketing and sale of sporting goods as a wholesaler in the United States and overseas.

    2. RIGHTS TO DISTRIBUTE. Manufacturer hereby grants to distributor the exclusive and nontransferable right to market and sell the Product to retail sporting goods departments within retail outlets, with the exception that Cramer Products, Inc. has the exclusive right to market and sell the Products to educational entities, or to team dealers and catalog operations who resell to educational entities. The exclusive right granted to The Volleyball Connection pertains to product packaged in a clamshell designed for resale in retail sporting goods outlets, or sporting goods departments within retail outlets.
The exclusive right granted to Cramer Products, Inc., pertains to product packaged in a box or plastic bag designed for resale to educational entities. Active Ankle Systems, Inc. has the sole right to grant or withhold distribution rights to any market or customer and its responsible for mediating disputes between Cramer and TVC relative to distribution rights. The Territory covered by this Agreement is defined as the Continental United States, plus the states of Hawaii and Alaska, and U.S. Possessions. In the event Manufacturer should hereafter manufacture products other than the Product, Manufacturer shall not grant to any third party the right to market or sell such other products unless Manufacturer first offers in writing to Distributor the exclusive right to market and sell such other products in the Markets and the Territory and Possessions. If the Distributor fails to accept such offer within 60 days after receipt, Manufacturer may thereafter grant to any other third party the right to market or sell such other products, but only on terms no more favorable to such third party than the terms offered to Distributor. Nothing in this agreement shall restrict or prohibit Distributor from marketing and selling products not manufactured by Manufacturer.

    (a). Manufacturer intends to refer all unsolicited calls from retail dealers as defined in paragraph (2) for sale at retail to Distributor.

    3.      PURCHASE AND DELIVERIES.

    (a.)    Distributor shall purchase all of the Distributor's requirements for the Product from Manufacturer and Manufacturer agrees to supply such requirements. Distributor's orders for the Product shall be made in writing to Manufacturer, and Manufacturer shall fill and deliver distributor's orders on a timely basis, subject only to delays described under paragraph 13. Distributor shall not cancel all or any part of any order except to the extent Manufacturer shall not have filled and delivered such order within the prescribed ordering period requested by the customer.


    (b.)


    (c.)    Manufacturer shall deliver Distributor's Product orders to
Distributor's customers F.O.B. Louisville, Kentucky or F.O.B. such other locations as Manufacturer and Distributor shall from time to time agree.

    (d.)    Each Product unit delivered to Distributor shall be prepackaged pursuant to Distributor's instructions, by Manufacturer.

    (e.)    Manufacturer shall ship units deemed to be shorted on any order at no additional charge and replace braces failing within the warranty periods outlined in the Manufactures warranty policy. (See fitting instructions and paragraph 11.)

    (f.)    Product returned to Manufacturer for any reason requires a return authorization number, to be obtained from Manufacturer in advance by calling 1-800-800-2896.

    4.      PRICE AND PAYMENT.


    (a.)



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



    (b.)


    5. DISTRIBUTOR'S RESALE. Distributor shall use efforts reasonably consistent with its resources to market and sell the Product to retail sporting goods dealers and to promote the Product. Distributor shall establish the price for all sales of the Product and shall be solely responsible to its customers with respect to the delivery of the Product to them, the collection of the purchase price from them, and the other terms of such sales.

    6. TERM. The initial term of this Agreement shall begin on the date hereof and shall end, if not sooner terminated pursuant to this agreement, after the initial term on December 31, 1995. This Agreement shall automatically renew for successive three-year periods thereafter unless either party hereto shall by written notice to the other party not less than 60 days prior to the end of such initial term or any succeeding three-year term, give notice of termination of this Agreement at the end of such initial term or three-year term, or is terminated at any time by mutual consent of both parties.

    7.      PROPRIETARY RIGHTS.

    (a.)    Manufacturer hereby grants to Distributor the non-exclusive and nontransferable right to use all present and future Proprietary Rights in Distributor's promotion and sale of the Product pursuant to this Agreement; provided, Distributor shall not knowingly alter any Proprietary Right without prior written consent. Distributor acknowledges that all good will associated with Distributor's use of Proprietary Rights shall inure to Manufacturer's benefit.

    (b.)    Manufacturer represents and warrants to Distributor that (i) the
Proprietary Rights do not infringe on any rights to any person and, to Manufacturer's knowledge, no person has infringed on or challenged the Proprietary Rights, and (ii) Manufacturer is the sole legal and equitable owner of the Proprietary Rights, subject only to Manufacturer's grants to others of the right to use such Proprietary Rights in the promotion and sale of the Product outside of the markets or the Territory. Distributor shall promptly notify Manufacturer of any third party's apparent infringement of or challenge to the proprietary rights known to Distributor. Manufacturer shall maintain all registrations relating to the Proprietary Rights, and shall not abandon or use the Proprietary Rights in any manner that would cause them to cease to be protected.

    8. PUBLIC REQUIREMENTS. Distributor and Manufacturer shall each conduct its business with respect to the Product and Proprietary Rights in compliance with all laws, ordinances, regulations, orders, guidelines and other requirements of federal, state and local governments, agencies and political subdivisions.

    9. NO AGENCY RELATIONSHIP. This agreement shall not constitute either Manufacturer or Distributor as the agent or legal representative of the other for any purpose. Neither Manufacturer nor Distributor shall have the right to, and each agrees that it will not attempt to, act for or bind or obligate the other in any manner.

    10. PROMOTION OF PRODUCT BY DISTRIBUTOR. Distributor will promote the product through the various means, on a basis generally comparable to that for other products sold by Distributor and consistent with paragraph 5 ie:

    -       Trade advertising
    - Display and promotion at major sporting goods shows at which distributor exhibits products and sponsored Volleyball matches
    - Articles and advertising in publications which may be produced from time to time by Distributor
    -       Inclusion in the Distributor's product catalog
    -       New product publicity
    -       Incorporation in Distributor's training workshops' curriculums

    Promotional material produced by Distributor relating to Manufacturer's products shall receive prior approval by Manufacturer. Written approval by FAX will be provided to Distributor within three days of receipt by Manufacturer.

    11. PRODUCT QUALITY. All Product purchased by Distributor shall be manufactured in a good and work-man-like manner from sound materials and shall be free from defects. Manufacturer agrees to defend and indemnify Distributor against any claim, loss, cost and expense (including attorney's fees) arising out of or relating to the actual or alleged failure of the product to satisfy the standards set forth herein or any actual or alleged defect in the design or manufacture of the product. Manufacturer agrees to replace parts or product failing due to faulty materials or workmanship during the warranty period through normal use at no cost to Distributor.

    12. RESPONSIBILITY OF MANUFACTURER FROM MARKETING. Manufacturer shall use its best efforts, whenever requested by Distributor, to provide marketing information, product knowledge, or any other information Distributor may need to adequately market and promote the Product.

    13. FORCE MAJEURE. It is mutually agreed by the parties hereto that neither party shall be held responsible for any losses resulting if the fulfillment of any terms or provisions hereof shall be delayed or prevented by revolution or other disorders, wars, acts of enemies, strikes, floods, acts of God, or without limiting the foregoing, by any other cause not within control of the party whose performance is interfered with, and which by the exercise of reasonable diligence said party is unable to prevent, whether of the class of causes above enumerated or not.

    14.     TERMINATION.

    (a.)    Either Manufacturer or Distributor may terminate this agreement by giving written notice to the other party of the occurrence of any one of the following events, provided that only Distributor may terminate this agreement if an event described in clause (iii) occurs:

                (i) The notified party shall fail to perform any agreement made by it in this Agreement, and such agreement is not performed or cured within 30 days after the other party shall notify the notified party of such failure;

                (ii) A petition shall be filed against the notified party under any bankruptcy, reorganization or insolvency law (which petition is not dismissed within 60 days of filing) or a receiver or trustee shall be appointed to take possession of the notified party's assets;

                (iii) Any portion of the Proprietary Rights shall become the subject and any levy, seizure, assignment, application or sale by any court, creditor or government agency, and such levy, seizure, assignment, application or sale is not adjudicated or set aside within 60 days of initial action; or

                (iv) The notified party shall voluntarily petition or otherwise voluntarily institute proceedings under any bankruptcy or other law for the relief of debtors.

    (b.) Upon termination of this Agreement, Distributor shall cease to use all Proprietary Rights (except that Distributor may continue to use for twelve months its current ad for the Product in its current catalog); may sell all Product owned by it on the termination date in the ordinary course of its business; and shall have the right to receive C.O.D. all Product ordered prior to termination.


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

    15. NOTICE. Any notice or other communication which either party may be required or shall desire to give under this Agreement shall be deemed to be fully given when mailed by certified or registered mail, postage prepaid, to the address indicated below or such other address as either party hereinafter may designate to the other party in writing:

              If to Manufacturer: President
                                  Active Ankle Systems, Inc.
                                  451 Baxter Avenue
                                  Louisville, Kentucky 40204

              If to Distributor:  President
                                  The Volleyball Connection, Inc.
                                  440 Baxter Avenue
                                  Louisville, Kentucky 40204

    16. SUBLICENSES. Notwithstanding the provisions of paragraphs 2 and 7, Manufacturer hereby acknowledges and agrees that Distributor may from time to time engage independent sales representatives to market and sell the Product pursuant to this Agreement and to use the Proprietary Rights in connection therewith. Manufacturer hereby consents to such arrangements and to the grant by Distributor of sublicenses of the Proprietary Rights to such representatives for such purposes.

    17. ASSIGNMENT, SUCCESSORS, AND ASSIGNS. This Agreement shall not be assigned by either party hereto without the prior written consent of the non assigning party; each party agrees, however, that such consent shall not be unreasonably withheld. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, subject to the foregoing provisions with respect to the assignment of this Agreement.

    18. LAW GOVERNING. This agreement is a Kentucky contract and shall be construed and interpreted in accordance with the laws of that state, except to the extent the ownership or use of the Proprietary Rights are governed by the laws of the United States of America.

    19. GENERAL PROVISIONS. This Agreement may be modified at any time or from time to time only by the written agreement of both parties. The failure of either party to require performance by the other party of any provision hereof, or to enforce any remedies it may have against the other party, shall in no way affect the right thereafter to enforce this Agreement and require full performance by the other party. The waiver by either party of any breach of any provision of this agreement shall not constitute a waiver of any succeeding breach of that provision or of any other provision. This agreement cancels and supersedes all previous agreements, written or oral, between the parties hereto relating to the subject matter hereof and constitutes the entire Agreement between the parties hereto, and there are no understandings, representations or warranties expressed or implied not specifically set forth herein or Exhibit C which provides a detailed list of each parties intended responsibilities. This Agreement may be executed in any number of counterparts which taken together shall constitute one and the same instrument.

    IN WITNESS HEREOF, the parties hereto have caused this Agreement to be duly executed the day and year first above written.

                                  ACTIVE ANKLE SYSTEMS, INC.



                                  BY:
                                     ---------------------------------------
                                       Ronald W. Schultz
                                       Chief Executive Officer
                                       "Manufacturer"



                                  THE VOLLEYBALL CONNECTION, INC.



                                  BY:
                                     ---------------------------------------
                                       Anne Axman
                                       President
                                       "Distributor"


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

                                                                       EXHIBIT A



January 1993

ACTIVE ANKLE SYSTEMS PRODUCT LIST

                                       WHITE     BLACK

Active Ankle "Trainer"       X-Small   RTD110    RTD310
Active Ankle "Trainer"       Small     RTD120    RTD320
Active Ankle "Trainer"       Medium    RTD130    RTD330
Active Ankle "Trainer"       Large     RTD140    RTD340

Neoprene "Trainer" Pads      pair      RTD70
Active Heel Cushion          pair      RTD90
Overhaul Kit "Trainer"                 RTD100    RTD300

                                                                       EXHIBIT B




January 1993

Domestic Patents

    1.      United States Patent RE33395
    2.      United States Patent 5,031,607

Domestic Patent Pending

    1.      BubbleFlex patent filed February 1991

Domestic Registered Trademarks

    1.      Active Ankle Logo
    2.      BubbleFlex

Domestic Trademarks

    1.      Active Ankle "name"

Foreign Patent Pending

    1.      European, filed September 1990
                   France
                   Italy
                   United Kingdom
                   Germany

    2.      Canadian, filed September 1990

    3.      Japan, filed September 1990

Foreign Trademarks

    1.      Australia

    2.      Canada

    3.      Korea

                                                                       EXHIBIT C

16. Maintain a United Parcel Service log book at the distribution center under The Volleyball Connection name.

17. Make alternative freight arrangements per customer request and prepay all freight.

18. Receive all shipping information from the fulfillment center.

19. Invoice customers.

20. Collect all receivables and litigate as needed.

21. Pay all sales representatives commissions.

22. Issue return authorizations and credit customers accounts and debit sales representative's commissions.

23. Provide monthly reports detailing:

    a.      Sales volume
    b.      Orders to be shipped
    c.      Items to be shipped per item (within any specified window)

24. Provide order forms for the sales representatives (3 part).

25. Provide picking tickets for orders to be shipped (2 part).

26. Provide invoices (4 part).

27. Provide credit applications.

ACTIVE ANKLE WILL PROVIDE:

1.  Adequate levels of advertising as agreed to between the parties.

2. Point of purchase displayed for the retail customer. A scale will be provided for quantity of order and type of display given.

3.  Continued work in the area of new products.

4. Training for the staff of The Volleyball Connection relating to the Active Ankle products.

5. Line sheets, price sheets, and other support materials to be part of the sale package.

6. Assistance with any National Promotions or arrangement of pricing structure for major retails as agreed to by both parties prior to any commitments.

7. Rental of booth space and display of products at retail sportswear shows other than those attended by The Volleyball Connection, Inc. (such as the NSGA show and the SUPER SHOW), as agreed to by both parties prior to any commitments.

8. Forward all leads and listing of current customers to The Volleyball Connection as defined in paragraph 2(a) of the agreement.

9. Listing of The Volleyball Connection, Inc. as an additionally insured on Active Ankle's insurance.

10. Direct mail to current and potential retail customers at least twice a year.

11. Develop and maintain a competitive pricing structure with Cramer products.

12. An adequate return policy and acceptance of defective merchandise. Also, credit The Volleyball Connection for all returned merchandise.

13. Maintain adequate production levels.

14. Assure that orders will be shipped within the given window.

15. Provide a contact person at Active Ankle Systems, Inc. to answer questions as needed.

16. Sell samples to The Volleyball Connection for use by sales representatives at an agreed upon discounted rate $7.00 each.

17. Invoice The Volleyball Connection for orders shipped and maintained accurate records of sales.

                          AMENDMENT TO DISTRIBUTOR AGREEMENT



    This Agreement, made and entered into this 13th day of March, 1995, by and between Active Ankle Systems, Inc. ("Manufacturer") and The Volleyball Connection, Inc., a Kentucky Corporation ("Distributor") amends the Distributor Agreement ("Prior Agreement") entered into by Manufacturer and Distributor on January 4, 1993,

    Witnesseth:

    In consideration of these presents and mutual promises set out herein, the parties hereto agree as follows:

    1.      Paragraph 2 of the Prior Agreement is amended as follows:

    a. Manufacturer hereby grants to Distributor the non exclusive and non transferable right to sell the Product to team dealers, educational entities, and retail sporting good entities and catalog operations selling to the consumer. It is understood that package graphics for each distributor will be exclusive to that distributor.

    b. The territory covered by this Agreement is defined as the Continental United States, plus the states of Alaska and Hawaii, and U.S. Possessions. Other foreign territories may be added by letter agreement.

    c. Manufacturer agrees to sell to Distributor at the best price and terms offered to any other distributor of the Product and in such packaging, color, and product features as manufacturer shall offer to any distributor with the exception that Distributor's package graphics shall be exclusive to that distributor.

    d. Manufacturer agrees to create and supply packaging exclusive to Distributor. Distributor and Manufacturer agree to share the out of pocket costs associated with such packaging. Distributor shall have the right to approve all packaging created for Distributor in advance. If Distributor, at its option, elects to create and package the Product at its expense, Manufacturer shall have the right to approve such packaging.

    e. Distributor agrees that product packaged in bulk shall be sold only to catalog distributor or team accounts and should not be sold for resale at retail. Distributor agrees to exercise its best efforts enforcing this provision and to direct its sales representatives to enforce this provision as well.

    f. In the event Manufacturer should hereafter manufacturer products other than the product, Manufacturer shall offer Distributor the non exclusive right to market such products in the markets and territories covered by this Agreement. If Distributor fails to accept such offer within 60 days, Manufacturer shall have the right, in its sole discretion, to grant the right to market and sell other such products to any third party.

    g. Nothing in this agreement shall restrict or prohibit Distributor from marketing and selling products not manufactured by Manufacturer.

    h. Active Ankle Systems, Inc. has the sole right to grant or withhold distribution rights to any market or customer and shall have sole discretion and final decision authority on all disputes between distributors.

    i. Active Ankle Systems, Inc. is authorized to maintain existing house accounts and sell direct to other distributors, dealers, retail and catalog entities, educational entities, and consumers in order to test product performance and marketing programs. In its direct marketing programs, Manufacturer will focus on areas and market niches not covered by Distributor or its representatives in their ordinary course of business.

    j. All accounts being sold Active Ankle product as of February 28, 1995, shall be exclusive to distributor for the duration of this contract. If a conflict arises between distributors as to the right to an account, distribution exclusivity to the account shall be determined by:

            i. The date on the first invoice where the Active ankle was sold to that account.

            ii. Manufacturer may decide at its sole discretion which distributor may be permitted to sell to customer.

    k. Distributor shall provide periodic reports of retail unit sales volume by customer and inventory levels of the Distributor and such other reports as Manufacturer and Distributor shall mutually agree.

    l. This Agreement modifies the term of the Prior Agreement. The basic term of this Agreement shall be for a period of three (3) years from the effective date of this Agreement or December 31, 1997, if sooner. This Agreement shall automatically renew for a period of two (2) years unless either party terminates this Agreement by providing the other party with written notice at least 120 days in advance, unless terminated by mutual consent. Manufacturer may terminate this Agreement if Distributor has not ordered any Product for 60 consecutive days.

    2.      Paragraph 11 of the Prior Agreement is amended to read:

    11      (a)    LIMITED EXPRESS WARRANTY.  If during the term of
            this Agreement, Distributor receives a defective product from Manufacturer, or sells and delivers to a third party a defective Product from its inventory which is subsequently returned to Distributor by such third party for replacement within 90 days, then Distributor shall immediately notify Manufacturer. The Distributor shall return the defective
            Product to the Manufacturer. If Manufacturer shall determinate that the Product forwarded to it by Distributor is, in fact, defective by reason of improper workmanship or material, the Manufacturer shall, at Manufacturer's option, credit the Distributors account in an amount equal to the purchase price paid by Distributor for such Product. Notwithstanding the foregoing, however, at no time shall Distributor accept or receive from any other third party, any part taken or removed from a Product for which a claim is being made under the Manufacturer's product warranty. In the event Distributor encounters any attempt to return such a part, Distributor shall notify the returning party to contact the Manufacturer direct for such part's replacement or repair.

    11      (b)    DISCLAIMER OF WARRANTY.  Aside from the foregoing
    express limited warranty contained in paragraph 11(a) above, the Distributor acknowledges that no warranties with regard to the Products, whether of merchantability or otherwise are created by the Agreement and the Manufacturer hereby disclaims and excludes all implied warranties of merchantability or fitness of a particular purpose. Any warranty against infringement that may be provided in
    Section 2-312(3) of the Uniform Commercial Code and/or any other comparable state statute is expressly disclaimed.

    In witness hereof, the parties have caused this amendment to be duly executed the day and year first written above.


Active Ankle Systems, Inc.                  The Volleyball Connection, Inc.




By:                                        By:
   -------------------------------            ---------------------------------
   Gary G. Herzberg, President                Anne Axman, President
   "Manufacturer"                             "Distributor"


                                          3